Exhibit 3.2
     Section 3.16 of Sensient’s Bylaws is amended to read as follows:
3.16 Finance Committee. There shall be a Finance Committee of the Board of Directors. The Committee shall have the following membership and powers:
          (a) The Committee shall have at least three (3) members. All of the members of the Committee shall be non-employee directors.
          (b) The Committee shall review and approve the corporation’s annual capital budget, long-term financing plans, borrowings, notes and credit facilities, investments and commercial and investment banking relationships.
          (c) The Committee shall review and approve the corporation’s existing insurance coverages, foreign currency management and Stock Repurchase Program.
          (d) The Committee shall review and approve the financial management and administrative operation of the corporation’s qualified and non-qualified employee benefit plans.
          (e) The Committee shall have such other powers and duties as lawfully may be delegated to it from time to time by the Board of Directors or as provided in the By-Laws.
     Article 5 of Sensient’s Bylaws is amended to read as follows:
5. CONTRACTS, LOANS, CHECKS AND DEPOSITS
5.1 Contracts. The Board of Directors may authorize any officer or officers, agent or agents, to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, and such authorization may be general or confined to specific instances.
5.2 Borrowings. No indebtedness for borrowed money shall be contracted on behalf of the corporation and no evidences of indebtedness shall be issued in its name unless authorized by or under the authority of a resolution of the Board of Directors or the Finance Committee. Such authorization may be general or confined to specific instances.
5.3 Checks, Drafts, etc. All checks, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, shall be signed by such officer or officers, agent or agents of the corporation and in such manner, including by means of facsimile signatures, as shall from time to time be determined by or under the authority of a resolution of the Board of Directors or the Finance Committee.
5.4 Deposits. All funds of the corporation not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositaries as may be selected by or under the authority of the Board of Directors or the Finance Committee.